Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-212688, 333-204331, 333-197992, 333-188446, 333-176144, 333-168672, 333-148188, 333-56670) and Form S-3 (Nos. 333-206846 and 333-222793) of Seattle Genetics, Inc. of our report dated March 8, 2018, with respect to the consolidated financial statements of Cascadian Therapeutics, Inc. as of December 31, 2017 and 2016 and for each of the three years ended December 31, 2017, incorporated by reference in this Current Report on Form 8-K, as amended, of Seattle Genetics, Inc.

/s/ Ernst & Young LLP

Seattle, Washington
May 16, 2018